United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

Commission File Number: 000-12003

MERIDIAN GOLD INC.
_____________________________________________
(Exact name of registrant as specified in its charter)

9670 Gateway Drive
Suite 200
Reno, Nevada 89521
_____________________________________________
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Shares, no par value
_____________________________________________
(Title of each class of securities covered by this Form)

none
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) Rule 12g-4(a)(1)(ii) Rule 12h-3(b)(2)(i) Rule 12g-4(a)(2)(ii)	Rule 12h-3(b)(1)(i) Rule 12h-3(b)(1)(ii) Rule 12h-3(b)(2)(i) Rule 12h-3(b)(2)(ii) Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Meridian Gold Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	January 7, 2007

BY: /s/ Jacqueline A. Jones

Name: Jacqueline A. Jones

Title: Corporate Secretary